Exhibit 99.1

Sun Hydraulics Reports First Quarter Sales of $54 Million and Earnings of $0.39 per Share
Named to Forbes 100 Most Trustworthy Companies in America for second consecutive year
SARASOTA, FL, May 4, 2015 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the first quarter of 2015 as follows:

	March 28, 2015	March 29, 2014	Increase/(Decrease)
Three Months Ended
Net sales	$54.4	$56.8	(4)%
Net income	$10.4	$11.4	(9)%
Net income per share:
Basic	$0.39	$0.43	(9)%
Diluted	$0.39	$0.43	(9)%

“Strengthening of the U.S. Dollar challenged our first quarter results, reducing sales by $1.5M over last year and shrinking gross profit from 42% to 39%" said Allen Carlson, Sun's President and CEO. "On the cash side, U.S. Dollars held in Europe provided a foreign currency gain of $900K for the quarter, which was included in our estimates. Continuing with year over year comparisons, North American sales were up 1%. European sales decreased a total of 9%, all of which was attributable to currency. Sales in Asia were also down 9% for the quarter, primarily due to declines in the Korean construction industry.”

"We continue to make investments to develop new and unique products for the marketplace," continued Carlson. "Earlier this month we introduced an industry first - Bluetooth-enabled cartridge valves which allow users to configure settings wirelessly using an iPhone® or similar smart device.  These electro-hydraulic valves are ideal in both mobile and industrial applications, where cost, reliability and ease of use are critical. The controlling app, AmpSet Blue™, is available through a link on our website.  Additional product development efforts are ongoing. We expect to continue releasing innovative products throughout the year, specifically in the electro-hydraulic market."

Continuing, Carlson said, "While we're encouraged that the U.S. PMI continues to operate in positive territory, our second quarter forecast reflects a softening in demand. We remain agile and ready to adapt to changing business conditions and our focus remains on long-term profitable growth by providing both products and services that our customers value. We believe this is the best way to achieve better than average returns for our shareholders."

“On a closing note,” Carlson concluded, “we are proud to once again be recognized by Forbes in its list of the 100 Most Trustworthy Companies in America. The list depicts American companies that “consistently demonstrate transparent accounting practices and solid corporate governance.”

Outlook
The outlook is based upon our estimates of demand and currency. Second quarter 2015 revenues are expected to be approximately $54 million, down 12% from the second quarter of 2014 and down 2% sequentially. Earnings per share are estimated to be $0.34 to $0.36 compared to $0.46 in the same period a year ago. Currency is responsible for $2.4M of the decline in revenues and $0.06 of the decline in earnings per share in the Q2 estimates.
Webcast
Sun Hydraulics Corporation will broadcast its 2015 first quarter financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, May 5, 2015. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A
If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-438-5491 and using 7119208 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”
Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.
FORWARD-LOOKING INFORMATION
Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.
Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended March 28, 2015, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 27, 2014. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Three months ended
	March 28, 2015	March 29, 2014
	(unaudited)	(unaudited)
Net sales	$54,386	$56,809
Cost of sales	32,992	32,742
Gross profit	21,394	24,067
Selling, engineering and administrative expenses	7,286	7,341
Operating income	14,108	16,726
Interest (income) expense, net	(316)	(312)
Foreign currency transaction (gain) loss, net	(960)	8
Miscellaneous (income) expense, net	26	83
Income before income taxes	15,358	16,947
Income tax provision	4,981	5,562
Net income	$10,377	$11,385
Basic net income per common share	$0.39	$0.43
Weighted average basic shares outstanding	26,605	26,374
Diluted net income per common share	$0.39	$0.43
Weighted average diluted shares outstanding	26,605	26,374
Dividends declared per share	$0.180	$0.180

SUN HYDRAULICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 28, 2015	December 27, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$62,446	$56,843
Restricted cash	316	319
Accounts receivable, net of allowance for doubtful accounts of $139 and $172	20,505	17,501
Inventories	13,481	14,098
Deferred income taxes	467	467
Short-term investments	43,629	43,353
Other current assets	2,908	2,966
Total current assets	143,752	135,547
Property, plant and equipment, net	76,472	77,716
Goodwill	5,061	5,141
Other assets	4,869	4,360
Total assets	$230,154	$222,764
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$6,466	$4,873
Accrued expenses and other liabilities	4,137	7,908
Income taxes payable	2,026	559
Dividends payable	4,802	2,392
Total current liabilities	17,431	15,732
Deferred income taxes	8,545	8,501
Other noncurrent liabilities	272	272
Total liabilities	26,248	24,505
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001, no shares outstanding	—	—
Common stock, 50,000,000 shares authorized, par value $0.001, 26,676,008 and 26,572,774 shares outstanding	27	27
Capital in excess of par value	78,007	73,499
Retained earnings	134,393	128,818
Accumulated other comprehensive income (loss)	(8,521)	(4,085)
Total shareholders’ equity	203,906	198,259
Total liabilities and shareholders’ equity	$230,154	$222,764

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Three months ended
	March 28, 2015	March 29, 2014
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$10,377	$11,385
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,287	2,074
(Gain)Loss on disposal of assets	31	44
Provision for deferred income taxes	(8)	4
Allowance for doubtful accounts	(33)	(17)
Stock-based compensation expense	958	936
(Increase) decrease in, net of assets acquired:
Accounts receivable	(2,971)	(6,626)
Inventories	617	(612)
Income taxes receivable	—	954
Other current assets	58	(1,206)
Other assets	138	111
Increase (decrease) in, net of liabilities assumed:
Accounts payable	1,593	2,015
Accrued expenses and other liabilities	(554)	731
Income taxes payable	1,467	293
Other noncurrent liabilities	—	(2)
Net cash provided by operating activities	13,960	10,084
Cash flows from investing activities:
Investment in licensed technology	(575)	—
Capital expenditures	(1,335)	(1,959)
Purchases of short-term investments	(5,989)	(11,066)
Proceeds from sale of short-term investments	5,404	7,833
Net cash used in investing activities	(2,495)	(5,192)
Cash flows from financing activities:
Proceeds from stock issued	333	185
Dividends to shareholders	(2,392)	(4,750)
Change in restricted cash	3	3
Net cash used in financing activities	(2,056)	(4,562)
Effect of exchange rate changes on cash and cash equivalents	(3,806)	(168)
Net increase (decrease) in cash and cash equivalents	5,603	162
Cash and cash equivalents, beginning of period	56,843	54,912
Cash and cash equivalents, end of period	$62,446	$55,074
Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$3,470	$4,311
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$3,217	$2,982

Contact:
David Lamb
Investor Relations
941-362-1200
Tricia Fulton
Chief Financial Officer
941-362-1200